EXHIBIT 99.1
Press Releases

Provectus Awarded PV-10 Patent by U.S. Patent and Trademark Office

Thursday October 24, 2013

27th U.S. Patent for Provectus Pharmaceuticals

KNOXVILLE, Tenn.--(BUSINESS WIRE)--Provectus Pharmaceuticals, Inc. (OTCQB: PVCT, http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, has received U.S. Patent No. 8,557,298 from the United States Patent and Trademark Office (USPTO), a continuation-in-part of U.S. Patent No. 7,648,695. Both patents provide coverage for new chemotherapeutical medicaments and medical uses for the treatment of cancer.

The new patent, entitled "Medicaments for Chemotherapeutic Treatment of Disease," provides detailed protection of the Company's investigational oncology drug PV-10, which is an injectable formulation of Rose Bengal. The coverage complements the Company's recently received patent (U.S. Patent No. 8,530,675) covering processes for manufacturing Rose Bengal for pharmaceutical use and Rose Bengal analogs covered in the earlier patent (USP ‘695).

Dr. Craig Dees, PhD, CEO of Provectus, said, "This is our 27th patent awarded in the United States, and it expands and deepens the protection of our flagship drug candidate PV-10, which has successfully completed Phase 2 clinical testing for the treatment of metastatic melanoma, and is making progress in the treatment of other cancers."

He added, "PV-10 has three attributes that suggest immense potential as a treatment for cancers: the decades-long track record of safety of Rose Bengal in former medical uses; mounting clinical and non-clinical evidence that PV-10 induces systemic immunologic activity secondary to its primary ablative role; and a clinical safety profile of PV-10 that makes it an attractive candidate for combination strategies for the treatment of advanced disease. We are very pleased that the USPTO has accepted our application for expanded protection of this potentially valuable intellectual property."

About Provectus Pharmaceuticals, Inc.

Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company's other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

Contact:

Provectus Pharmaceuticals, Inc.
Peter R. Culpepper, CFO, COO
866-594-5999 #30

Or

Porter, LeVay & Rose, Inc.
Marlon Nurse, DM, SVP - Investor Relations
212-564-4700
Bill Gordon - Media Relations
212-724-6312

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